Exhibit 99.1

News Release	FMC Technologies Inc
1803 Gears Road
Houston, TX 77067

Release	Immediate Release
Contact	Investors:	Robert Cherry (281) 591-4560
	Media:	Ellen Bates (281) 445-6559
Michael King (281) 931-2540

FMC Technologies Reports Third Quarter 2008 Diluted Earnings per Share from Continuing Operations of $0.72, up 47 Percent

Highlights:

•	Company revenue up 28 percent

•	Energy Production Systems operating profit up 44 percent

•	Spin-off of JBT Corporation completed on July 31

•	Company reaffirms 2008 guidance for diluted earnings per share of $2.60 to $2.70

HOUSTON, November 6, 2008 – FMC Technologies, Inc. (NYSE:FTI) today reported third quarter 2008 revenue of $1.1 billion for continuing operations, up 28 percent over the third quarter of 2007. Diluted earnings per share from continuing operations were $0.72, up 47 percent from $0.49 per diluted share in the prior-year quarter.

In the quarter, operating profit was up 44 percent in Energy Production Systems and up 12 percent in Energy Processing Systems from the third quarter of 2007.

The spin-off of JBT Corporation was completed on July 31, 2008. An 8-K/A was filed on November 4, 2008 that updated pro forma financials.

“We are very pleased with the growth of revenues and profits in our third quarter results,” said Peter D. Kinnear, Chairman, President, and Chief Executive Officer. “We are reaffirming diluted earnings per share guidance for 2008 in a range of $2.60 to $2.70. Our guidance projects growth of approximately 36 percent over the 2007 diluted earnings from continuing operations.”

-more-

FMC Technologies Reports Third Quarter 2008 Diluted Earnings per Share from Continuing Operations of $0.72, up 47 Percent	2

Energy Production Systems

Energy Production Systems’ third quarter revenue of $896.2 million increased 31 percent over the prior-year quarter due mainly to increased subsea systems sales. Revenue for subsea systems was $722 million for the quarter, up 38 percent from the prior-year quarter. Surface wellhead revenue was up 15 percent from the third quarter of 2007.

Energy Production Systems’ operating profit of $101.6 million increased 44 percent over the prior-year quarter. The increase was mainly due to higher volume and operating margin in subsea systems. Operating margin in the segment was 11.3 percent for the quarter.

Energy Production Systems’ inbound orders were $551.3 million for the third quarter. The year-to-date subsea systems inbound orders are now $1.9 billion. Backlog was $3.9 billion and included $3.6 billion in subsea backlog at the end of the third quarter.

Energy Processing Systems

Energy Processing Systems’ third quarter revenue of $229.0 million was 15 percent higher than the prior-year quarter. The revenue increase was driven by the Measurement Solutions and Material Handling Systems businesses.

Energy Processing Systems’ third quarter operating profit of $42.7 million was 12 percent higher than the prior-year quarter. This improvement was led by the Measurement Solutions and Material Handling businesses.

Energy Processing Systems’ inbound orders were $237.2 million for the third quarter and backlog was $375.4 million.

Corporate Items

Corporate expense in the third quarter of 2008 was $9.9 million, a $0.1 million increase from the prior-year quarter.

Other revenue and other income, net, of $4.0 million increased $1.5 million from the prior-year quarter. The net impact of foreign exchange gains or losses in the third quarter was a gain of $4.7 million. The company also had a reduced liability associated with FMC stock held in its non-qualified savings plan of $5.2 million in the quarter.

The company ended the quarter with net debt of $69.0 million. Net interest expense was $0.9 million in the third quarter as compared to a $3.3 million net interest expense in the third quarter of 2007. The lower interest was the result of lower average debt levels in the quarter.

FMC Technologies Reports Third Quarter 2008 Diluted Earnings per Share from Continuing Operations of $0.72, up 47 Percent	3

In the quarter, the company repurchased 2.8 million shares of common stock for $154 million. The company has 9.7 million shares remaining in its stock repurchase authorization.

Depreciation and amortization for the third quarter of 2008 was $20.0 million, up from $15.4 million in the prior-year quarter.

Capital expenditures during the third quarter of 2008 totaled $39.5 million, down from $45.5 million in the prior-year quarter as the spending for our previously announced subsea capacity additions nears completion.

The company recorded an income tax rate of 32.8 percent for continuing operations.

Summary and Outlook

FMC Technologies reported diluted earnings per share from continuing operations of $0.72, up 47 percent from the prior-year quarter.

Energy Production Systems’ and Energy Processing Systems’ operating profits were up 44 percent and 12 percent, respectively, over the third quarter of 2007.

The company reaffirmed its estimate for 2008 diluted earnings per share from continuing operations in a range of $2.60 to $2.70. This guidance projects earnings growth of approximately 36 percent over 2007 on a comparable basis.

FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry. The Company designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. Named by FORTUNE Magazine as America’s Most Admired Oil and Gas Equipment, Service Company in 2005, 2006 and 2008, FMC Technologies has approximately 10,000 employees and operates 23 manufacturing facilities in 19 countries. For more information visit www.fmctechnologies.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and may be modified in subsequent quarterly reports filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FMC Technologies, Inc. will conduct its third quarter 2008 conference call at 9:00 a.m. (Eastern Standard Time) on Friday, November 7, 2008. The event will be available at www.fmctechnologies.com. It also will be available for replay after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted at www.fmctechnologies.com/earnings.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
Revenue	$1,127.6	$879.4	$3,345.8	$2,578.4

Costs and expenses	982.6	792.8	2,955.4	2,318.3

	145.0	86.6	390.4	260.1

Other income (expense), net	(6.2)	14.6	(11.5)	15.7

Minority interests	(0.4)	(0.1)	(1.4)	(0.5)

Income before net interest expense and income taxes	138.4	101.1	377.5	275.3

Net interest income (expense)	(0.9)	(3.3)	(0.8)	(8.9)

Income from continuing operations before income taxes	137.5	97.8	376.7	266.4

Provision for income taxes	45.1	32.5	117.7	90.0

Income from continuing operations	92.4	65.3	259.0	176.4

Income (loss) from discontinued operations, net of tax	(9.7)	13.4	11.0	36.5

Net income	$82.7	$78.7	$270.0	$212.9

Basic Earnings per share:

Income from continuing operations	$0.73	$0.50	$2.01	$1.34
Income (loss) from discontinued operations	(0.08)	0.10	0.09	0.28

Basic earnings per share	$0.65	$0.60	$2.10	$1.62

Diluted Earnings per share:

Income from continuing operations	$0.72	$0.49	$1.99	$1.31
Income (loss) from discontinued operations	(0.08)	0.10	0.08	0.28

Diluted earnings per share	$0.64	$0.59	$2.07	$1.59

Weighted average shares outstanding:
Basic	127.0	130.2	128.5	131.7

Diluted	129.0	132.6	130.5	134.2

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended Sept 30		Nine Months Ended Sept 30
	2008	2007	2008	2007
Revenue

Energy Production Systems	$896.2	$683.8	$2,697.9	$2,015.3
Energy Processing Systems	229.0	199.6	653.6	556.8
Other revenue (1) and intercompany eliminations	2.4	(4.0)	(5.7)	6.3

	$1,127.6	$879.4	$3,345.8	$2,578.4

Income before income taxes

Segment operating profit
Energy Production Systems	$101.6	$70.4	$301.6	$202.4
Energy Processing Systems	42.7	38.0	124.8	103.2

Total segment operating profit	144.3	108.4	426.4	305.6

Corporate items
Corporate expense	(9.9)	(9.8)	(28.4)	(26.5)
Other revenue and other expense, net (1)	4.0	2.5	(20.5)	(3.8)
Net interest expense	(0.9)	(3.3)	(0.8)	(8.9)

Total corporate items	(6.8)	(10.6)	(49.7)	(39.2)

Income from continuing operations before income taxes	$137.5	$97.8	$376.7	$266.4

(1)	Other revenue comprises certain unrealized gains and losses on derivative instruments related to unexecuted sales contracts. Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
Inbound Orders

Energy Production Systems	$551.3	$943.0	$2,451.7	$2,907.5
Energy Processing Systems	237.2	219.3	698.5	608.0
Other orders and intercompany eliminations	3.5	(4.8)	(4.4)	5.0

Total inbound orders	$792.0	$1,157.5	$3,145.8	$3,520.5

	September 30
	2008	2007
Order Backlog

Energy Production Systems	$3,916.4	$2,920.0
Energy Processing Systems	375.4	357.2
Intercompany eliminations	(1.1)	(3.1)

Total order backlog	$4,290.7	$3,274.1

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in millions)

	September 30, 2008	December 31, 2007
Cash and cash equivalents	$306.0	$129.5
Trade receivables, net	926.4	775.7
Inventories	589.2	533.2
Other current assets	457.5	318.2
Assets of discontinued operations	0.9	533.8

Total current assets	2,280.0	2,290.4

Property, plant and equipment, net	511.7	452.3
Goodwill	145.2	147.8
Intangible assets, net	74.3	79.6
Investments	24.8	33.4
Other assets	263.0	207.6

Total assets	$3,299.0	$3,211.1

Short-term debt and current portion of long-term debt	$13.2	$6.2
Accounts payable, trade and other	429.2	405.6
Advance payments and progress billings	805.8	665.3
Other current liabilities	536.3	425.6
Liabilities of discontinued operations	5.9	340.2

Total current liabilities	1,790.4	1,842.9

Long-term debt, less current portion	351.8	112.1
Other liabilities	305.9	234.4
Common stock	1.4	1.4
Other stockholders’ equity	849.5	1,020.3

Total liabilities and stockholders’ equity	$3,299.0	$3,211.1

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Nine Months Ended Sept 30
	2008	2007
Cash provided (required) by operating activities of continuing operations:
Income from continuing operations	$259.0	$176.4
Depreciation and amortization	53.4	43.3
Trade accounts receivable, net	(167.3)	(24.0)
Inventories	(69.0)	(66.2)
Accounts payable, trade and other	18.7	(8.3)
Advance payments and progress billings	148.5	202.2
Other	(45.6)	(67.4)

Net cash provided by operating activities of continuing operations	197.7	256.0

Cash (required) provided by operating activities of discontinued operations	(9.5)	20.2

Cash provided (required) by investing activities of continuing operations:
Capital expenditures	(117.8)	(106.4)
Proceeds on disposal of assets and other	3.1	63.7
Acquisitions	—	(44.9)

Net cash required by investing activities of continuing operations	(114.7)	(87.6)

Cash required by investing activities of discontinued operations	(4.7)	(5.0)

Cash provided (required) by financing activities:
Net issuance of debt	246.4	179.9
Issuance of capital stock	4.9	18.4
Purchase of stock held in treasury	(324.0)	(250.8)
Excess tax benefits	23.1	20.6
Proceeds from spin-off of JBT Corporation	157.8	—
Other	(1.2)	0.4

Net cash provided (required) by financing activities	107.0	(31.5)

Effect of changes in foreign exchange rates on cash and cash equivalents	0.7	8.3

Increase in cash and cash equivalents	176.5	160.4

Cash and cash equivalents, beginning of period	129.5	79.5

Cash and cash equivalents, end of period	$306.0	$239.9